                                                                    EXHIBIT 6(i)


                                 COMMERCIAL LOAN
                             AND SERVICING AGREEMENT
                            (SECURED LINE OF CREDIT)

        This Agreement is made as of December 22, 1998, between:

             First National of North America, LLC
             a Michigan Limited Liability Company
             241 E. Saginaw Highway
             P.O. Box 4549
             East Lansing, Michigan 48826 ("LENDER")

    and

             Austin Funding Corporation
             823 Congress #515
             Austin, TX 78701 ("BORROWER")

    and

             Glenn A. LaPointe
             11624 Jollyville Rd. #628
             Austin, TX 78759 ("GUARANTOR")

             Terry G. Hartnett
             6000 Shepherd Mountain Cove, #106
             Austin, TX 78730 ("GUARANTOR")

         Lender agrees to loan to Borrower up to the amount of Five Hundred Thousand Dollars ($500,000) on a revolving line of credit basis, which Borrower agrees to repay with interest and other fees and expenses, all on the following terms and conditions ("Loan"):

         1. Purpose of Loan. The purpose of the Loan is to provide working capital to Borrower for its purchase of real estate notes (collectively referred to as the "Notes" and individually as the "Note"). The proceeds of the Loan shall be used only for this purpose. It is anticipated that Borrower will be engaging in two (2) types of purchases: a "Whole Purchase" whereby Borrower purchases all remaining payments due on the Note at the time of purchase and a "Partial Purchase" whereby Borrower purchases less than all remaining payments due on the Note at the time of purchase. The undersigned hereby swears that the proceeds of the loan will only be used for the business purposes set forth in this paragraph.

         2. Term of Loan. The term of the Loan is for the period commencing this date through January 1, 2000. Borrower agrees to repay all accrued interest and other fees and expenses, if any, due Lender under the terms and conditions of this Agreement by that date. Prepayment of any amount or all of the principal may be made without penalty. Notwithstanding the preceding provisions of this paragraph to the contrary, Lender reserves the right, at any time, for any reason, in its sole discretion, to terminate this Agreement and demand full payment of all principal, interest and other fees and expenses due Lender under this Agreement and Borrower agrees to pay these amounts in full on demand, subject to the provisions of paragraph 13.

         3. Rate and Accrual of Interest. Interest shall accrue and be based on the weighted average daily borrowings made by Borrower against the line of credit at the weighted average per annum rate of interest determined by assigning from attached Schedule A the appropriate interest rate to each
    Note in the Collateral Base, but in no case more than the maximum per annum rate of interest lawfully chargeable by Lender to Borrower under the laws of Michigan. The weighted average interest rate shall be determined by weighting each note's interest rate as assigned on Schedule A by such note's equivalent balance. For purposes of this paragraph, Borrower will be deemed to have borrowed each amount deposited by Lender in the checking account described in paragraph 9, as of the date of deposit of such amount to the checking account by Lender. If there is no Note in the Collateral Base from which to calculate a weighted average per annum rate of interest, then the rate shall be equal to the AAA rate from Schedule A hereto.

        4. Default Rate of Interest. If default in any term or condition of the Loan exists for more than thirty (30) days, the per annum rate of interest for the period of default shall be the interest rate determined under the provisions of paragraph 3, plus two percentage points (2.0%) but in no case more than the maximum per annum rate of interest lawfully chargeable by Lender to Borrower under the laws of Michigan.

        5. Payment of Interest and Fees. Interest shall be paid monthly, in arrears, beginning January 1, 1999, and on the same day of each month thereafter during the term of the Loan. The interest, as well as other fees and expenses, it any, due from Borrower, shall be paid from the Payment Account (as defined in paragraph 11). If the amounts in the Payment Account at any time are insufficient to pay the interest (or any other amount which is to be paid from Payment Account as described in paragraph 11), Borrower shall pay the amounts due within three (3) business days of receipt of written notice from Lender. Any amount not paid when due shall be added to and become a part of the principal balance of the Loan, itself to accrue interest at the rate stated above until paid. Nothing in the preceding sentence shall be construed as a waiver of Borrower's obligation to immediately pay any delinquent amount.

        6. Notes as Security. As security for Borrower's performance under this Agreement, Borrower will deposit Notes with Lender in such quantity as Borrower chooses from time to time. Such Notes will be cared for and safeguarded with the same care that Lender extends to its own Notes, including the use of fire-proof files for storage, etc. Borrower shall submit with the deposit of each Note such information as Lender may require to permit Lender to adequately evaluate the strength of the Note as security for the Loan. Lender is under no obligation to accept any Note, at all times reserving the right, for whatever reason determined by Lender in its discretion, to reject a Note as inadequate security. However, once a Note has been accepted, it will not subsequently be rejected unless it becomes delinquent. Some, although not all, of the criteria used by Lender in making its determination will be:

              A. The Note must be a first lien obligation of the buyer of an interest in real estate.

              B. The Note must not be secured by property actually or
                 potentially contaminated by hazardous waste materials.

    Borrower agrees to and hereby does indemnify and hold Lender harmless from any and all liabilities (including but not limited to any environmental, hazard or regulatory concerns, statutes, regulations, laws, litigation, mediations or other adjudications) of any type arising out of the Lender holding an interest in any Note.

        7. Limitation on Amount of Outstanding Principal. Subject to the Five Hundred Thousand Dollar ($500,000) limitation stated above, at no time shall the amount of principal borrowed by Borrower and unpaid under the Loan exceed the weighted average Advance Rate as a percentage of the Unpaid Principal Balance of the Notes on deposit with Lender as provided in paragraph 6 (the "Loan Ratio"). The Advance Rate for any given Note shall be determined as shown on Schedule A. Provided, however, that in no case will a note be eligible for an advance in excess of the amount that would amortize through the monthly principal and interest payments on the Note without giving effect to any balloon. The weighted average Advance Rate shall be calculated by revising, where applicable, the then applicable maximum Advance Rate from Schedule A to any applicable percentages or any applicable amount as listed in Paragraph 7(A), 7(B), 7(C), 7(D) of this agreement, and then calculating a weighted average advance rate by dividing (a) the Sum of all Advance Rates multiplied by the Unpaid Principal Balance applicable to such Advance Rate by (b) the Sum of all Unpaid Principal Balances. The following will be considered in calculating the Loan Ratio:

                   In the case of all notes:

              A. any Note which Lender has accepted which is 150 days or more delinquent will not be included in the Loan Ratio calculation;

              B. that part of the Unpaid Principal Balance of any Note in excess of $75,000 will not be included in the Loan Ratio calculation;

              C. only 40% of the Unpaid Principal Balance of any Note more than 90 but less than 150 days or more delinquent will be included in the Loan Ratio calculation provided, however, that if Lender is not reasonably assured that collection efforts are being made and that the original balance due on the Note is recoverable through collection efforts or foreclosure 0% of the Unpaid Principal Balance of such Note shall be included in the Loan Ratio calculation;

               D. only 70% on any note originated by Borrower with less than six months seasoning, and 75% on notes originated by Borrower with more than six months of seasoning;

               E.   no more than 20% of line in vacant subdivision paper; and

               F. no more than 25% of line in non-residential paper. For purposes of this requirement residential paper includes owner occupied, rental or vacant property as long as it is being or is intended for use as residential as opposed to commercial property.

     For purposes of this paragraph the term "Unpaid Principal Balance" means the actual unpaid principal balance of a Whole Purchase Note and the Equivalent Balance for a Partial Purchase Note. The term "Equivalent Balance" means the calculated loan amount which would amortize over the number of months remaining on the portion of the Note purchased at the interest rate and monthly payment stated in the Note without regard to balloon payments.

          8. Retention and Return of Notes. As to each Note rejected by Lender, Lender shall return to Borrower at Borrower's request the Note and all documents and other information provided by Borrower in furtherance of Lender's review of the Note. As to each Note accepted by Lender, the Note and the documents and other information provided by Borrower shall remain in Lender's possession, until:

               A.   the Note is paid -
                    at which time Lender is authorized to mark any Note in its possession "PAID" on behalf of Borrower and deliver it to the Note obligor or the Escrow Agent (as defined in paragraph 10.1 below), and return to Borrower or the Escrow Agent all of the documents and other information provided by Borrower to Lender concerning the Note; or

               B. Borrower requests, in writing, that the Note be redelivered to Borrower, and Lender consents, in writing, to the redelivery-at which time Lender shall return to Borrower the Note and all of the documents and other information provided by Borrower to Lender concerning the Note, PROVIDED, however, that Lender is not obligated to redeliver the Note if redelivery will cause the unpaid principal balance on the Loan to exceed the Loan Ratio; or

               C. all moneys owed Lender by Borrower are paid in full-at which time the Notes and the other documents and information relating to the Notes shall be returned by Lender to Borrower.

     Once a Note has been returned to Borrower it shall not be taken into consideration for purposes of determining the Loan Ratio. All Notes returned by Lender which have been endorsed or assigned to the order of Lender shall be re-endorsed or reassigned by Lender to the order of Borrower.

          9. Funding of Line of Credit. Lender will establish a commercial checking account in Borrower's name, to which all advances on the line of credit will be deposited by Lender ("Deposit Account"). Deposits to the Deposit Account will be made at the time and in the amount requested by Borrower provided the request meets all of the requirements of this Agreement. Same day fundings for not to exceed 5 files in any one day for Borrower will be made on any day in which nationally chartered banks are open for business, upon request of Borrower, if the request is received by 11:00 a.m. Eastern time provided that either: (1) there are funds available from Borrower's existing Loan Ratio or (2) the necessary documents have been received by the Lender for adding, to the Loan Ratio calculations the additional Collateral for which funds are requested. The Lender shall be obligated to make a deposit only if the requested advance meets the Loan Ratio requirements and only if Borrower is not in default under this Agreement. Borrower is entitled, by check, to draw against the Deposit Account at an time. However, withdrawals of moneys representing advances on the line of credit shall be used only for Borrower's business purposes as stated in paragraph 1. Should Borrower at any time be in default on any obligation to Lender which requires the payment of money by Borrower to Lender, Lender may offset moneys in the Deposit Account against such obligations. Borrower shall be notified in writing of any offset but hereby waives the right to any such notification.

           10. Servicing of Notes Held By the Lender. Certain Notes accepted by Lender will be serviced by Lender or other party designated by Lender ("Servicing Agent"). These Notes will be serviced on the following terms and conditions:

              A. Servicing Agent shall notify each obligor, in writing, that the Note is being serviced by Servicing Agent, and provide the Note obligor with the address to which payments are to be made.

              B. Servicing Agent will establish and maintain an account for the receipt of the Note payments.

              C. Borrower will pay Servicing Agent a fee of $6 per payment received on each Note to be paid on the first day of each month for payments received during the preceding month.

              D. If requested to do so, Servicing Agent will provide Borrower with daily servicing reports on all Notes held by Lender.

              E. Servicing Agent shall not be obligated to undertake any collection efforts to collect any payments on any Note and shall, upon request of Borrower, return the Note to Borrower together with records and information maintained by Servicing Agent relating to the servicing of the Note subject to paragraph 7 above.

              F. Servicing Agent shall use its customary efforts in servicing (but not in collecting payments upon) the Notes. As used in the preceding sentence, the term "customary efforts" means, the efforts customarily employed by Servicing Agent in its normal course of business in servicing notes which it owns, or notes which it does not own but are being serviced for another, but does not include any collections, letters, phone calls, or any obligation to commence any collection efforts or litigation or pursue any security given by the Note obligor for the Note.

              G. Borrower warrants the property taxes and insurance are current at all times for property placed in the collateral pool. Lender is not responsible for monitoring or enforcing property tax status or insurance coverage.

              H. Borrower agrees to repay all expenses incurred by Lender on Borrower's behalf in regard to servicing of Notes or in regard to putting Notes on or taking Notes off the Revolving line including but not limited to legal fees, NSF charges, forced place insurance charges, wiring fees, and overnight mail charges.

              1. Borrower will execute and record in the appropriate real estate records a Collateral Assignment for each Note to Lender on a form acceptable to Lender. (A copy of this Collateral Assignment will be forwarded by Borrower to Lender and Lender shall be entitled to retain the original Collateral Assignment in its files to be released upon payment in full of the Note.)

    Borrower will execute, when requested by Servicing Agent, a notice to each Note obligor that the Note is being serviced by Servicing Agent, with instructions to the obligor concerning future payments and an instruction that no further payments are to be made to Borrower without the prior written consent of Lender. Lender agrees to give that written consent as to any Note redelivered to Borrower. If Borrower is in default under this Agreement and Lender, while Borrower is in default, services any Note 90 days or more delinquent, Borrower shall reimburse Lender for all of Lender's costs and expenses incurred in servicing the Note during the period of Borrower's default. The costs and expenses include, but are in no manner limited to actual legal fees and court costs. These costs and expenses will be immediately due from Borrower to Lender when paid by Lender. Nothing in this paragraph will be deemed to obligate Lender to make active collection efforts with regard to any Note.

         10.1 Servicing of Notes Held by Escrow Agent. Notes accepted by Lender that are not serviced in accordance With paragraph 10 above will be serviced by State-approved and licensed escrow companies, banks or title companies (the "Escrow Agent"). These Notes will be serviced on the following terms and conditions:

              A. Borrower will provide a Letter of Instruction to Escrow Agent in a form acceptable to Lender instructing Escrow Agent to direct all future payments due from the Note obligor to be sent to Lender. (A copy of this letter Will be forwarded by Borrower to Lender.)

              B. Borrower will verify that Escrow Agent has in its possession all necessary original documents pertaining to each Note and that they are both complete and accurate.

              C. Borrower will execute and record in the appropriate real estate records a Collateral Assignment for each Note to Lender in a form acceptable to Lender. (A copy of this Collateral Assignment will be forwarded by Borrower to Escrow Agent.) Lender Will retain the original Collateral Assignment in its files to be released to Escrow Agent upon payment in full of any Note.

              D. Borrower will pay Servicing Agent (Lender) a fee of $6 per payment received on each Note (regardless of whether the Note is used to determine the Loan Ratio), to be paid on the first day of each month for payments received during the preceding month.

              E. If requested to do so, every two weeks Servicing Agent (Lender) will provide Borrower with servicing reports on all Notes held by Lender.

              F. Borrower warrants the property taxes and insurance are current at all times for property placed in the collateral pool. Lender is not responsible for monitoring or enforcing property tax status or insurance coverage.

              G. Borrower agrees to repay all expenses incurred by Lender on Borrower's behalf in regard to servicing of Notes or in regard to putting Notes on or taking Notes off the revolving line including but not limited to legal fees, NSF charges, forced place insurance charges, wiring fees, and overnight mail charges.


    Borrower will execute, if requested by Escrow Agent, a notice to each Note obligor that the Note is being serviced by Escrow Agent, with instructions to the obligor concerning future payments and an instruction that no further payments are to be made to Borrower without the prior written consent of Lender. Lender agrees to give that written consent as to any Note redelivered to Borrower. If Borrower is in default under this Agreement and Lender, while Borrower is in default, begins collection efforts or otherwise services any Note 90 days or more delinquent, Borrower shall reimburse Lender for all of Lender's costs and expenses incurred in servicing the Note during the period of Borrower's default. The costs and expenses include, but are in no manner limited to, actual legal fees and court costs. These costs and expenses will be immediately due from Borrower to Lender when paid by Lender. Nothing in this paragraph will be deemed to obligate Lender to make active collection efforts with regard to any Note.

           11. Payments from the Notes. All payments received by Lender on the Notes will be accounted for, as received, and deposited by Lender in an account established by Lender ("Payment Account"). On the first business day of each month the moneys in the Payment Account shall be used to pay the following items in the order stated for the preceding month: servicing fees under paragraph 10 or 10.1, fees owed by Borrower to Lender under paragraph 20, interest on the Loan and any other fees or expenses, if any, owed by Borrower to Lender under this Agreement or any other agreement between the parties. If not required to maintain the Loan Ratio, the balance of the moneys in the Payment Account will be deposited by Lender in the Deposit Account, to be used as provided for in paragraph 9.

         12. Default. Any failure of Borrower to pay any interest, principal, or fee when due; any breach or default of any term, condition or warranty of this Agreement or any other agreement between Borrower and Lender; any appointment of a receiver, trustee, or assignment for the benefit of creditors; any voluntary or involuntary insolvency proceeding; any assessment for taxes (other than real property taxes) levied by any government entity; or any lien, attachment, or garnishment by a creditor of Borrower shall constitute a default hereof, and Lender may, at its sole and absolute option, declare all sums due from Borrower immediately due and payable regardless of the terms of any evidence of indebtedness between Borrower and Lender. Nothing in this paragraph will be deemed to impair the demand nature of the Loan.

         13. Termination of Line of Credit. If the Loan is terminated or not renewed by Lender, for any reason other than Borrower's default, Borrower shall be entitled to pay the then-unpaid portion of the Loan in installments, amortized over 30 months. The initial rate of interest shall be that specified in paragraph 3 with an interest rate redetermination made each three (3) months thereafter at the prime rate of interest as published in the Wall Street Journal (or other comparable index selected by Lender if the Wall Street Journal ceases publication of its prime rate of interest) plus 3.75% provided, however, that such rate shall not be less than twelve percent (12%) per annum nor more than the maximum per annum rate of interest lawfully chargeable by Lender to Borrower under the laws of Michigan. At the date of redetermination, the monthly payment will be adjusted for the three (3) month period to reflect this change in the interest rate. All amounts unpaid under this Agreement shall be paid in full at the conclusion of the 36 month period. The monthly payments of principal and interest shall be paid from the Payment Account. If the amounts in the Payment Account at any time are insufficient, Borrower shall pay the amount of insufficiency within three (3) business days of receipt of written notice from Lender. At any time during the first seven months of the original Term of this Agreement, Borrower may choose to terminate this agreement and receive a refund of all origination points. If Borrower terminates this agreement during the first seven months, Borrower must pay the entire outstanding balance (including all principal and accrued interest, together with any other fees and expenses then owing to Lender) within such seven month period and then Lender will refund the entire of the principal portion of the origination fees and cancel this Agreement.

         14. Additional Security. As additional security, repayment of all moneys due under this Agreement will be personally guaranteed by Glenn A. LaPointe ("Guarantor") and Terry G. Hartnett ("Guarantor"). The form of the guaranty will be that specified by Lender's attorneys.

         15. Financial Statements. Both at the time of origination and by May 15 of each year (for the Borrower's year ending the previous December 31) while this Agreement is in effect, Borrower shall submit to Lender a profit and loss statement and balance sheet of Borrower for the prior calendar year, as well as the balance sheet of Guarantor for the same period. The financial statements need not be audited or CPA prepared, but must be signed by Borrower and Guarantor, respectively, and certified by them to be accurate. Borrower shall also supply for Lender such interim and additional financial statements or reports as Lender shall from time to time request.

         16. Documentation of Loan. The Loan shall be evidenced by this Agreement and such other documents as Lender and its lawyers determine necessary and appropriate. Borrower agrees to execute and deliver such documents as a condition of and at the time of the establishment of the line of credit and at other times during the term of the Loan as determined by Lender.

         17. Renewals. If this Loan is renewed by mutual agreement of the parties hereto Borrower will be required to execute such documents as required by Lender, and pay points equal to one percent (1%) of the maximum amount that may be advanced under the credit line as renewed.

         18. Endorsement or Assignment of Notes. Borrower will endorse or assign each Note in an endorsement form to the reasonable satisfaction of Lender. Borrower also hereby grants Lender a power of attorney to endorse all Notes to Lender in the event Borrower fails to endorse such Notes.

         19. Cross-Collateralization and Default. All collateral security given to secure the Loan shall also secure all of the other obligations of Borrower to Lender of whatsoever nature, past, present, or future. All collateral security given for other obligations of Borrower to Lender, together with any debt from Lender to Borrower, (including, but not limited to checking, deposit accounts, certificates of deposit, savings accounts, and the like) shall, likewise, secure the Loan. It is the expressed intent to cross-collateralize all of the borrowings or other indebtedness of Borrower to Lender. The breach of the terms of any note, security agreement, mortgage, pledge, or loan agreement of whatsoever nature between Borrower and Lender shall constitute a default and breach of all such agreements, including this Agreement.

        20. Set-Up Fee and Points. Borrower shall pay an initial set-up fee of $100 when a Note is added to the Collateral Base and an additional release fee of $100 when a Note is removed from the Collateral Base. This fee shall be paid on the first business day of each month for Notes accepted in the prior month. Additionally, origination points of 2% ($10,000) is owed by Borrower from the time of executing this Agreement, the payment of which may be in cash or may, at Borrower's option be added to the indebtedness on the line of credit. If the origination points are added to the indebtedness, such amount shall not initially be included as indebtedness for purposes of the borrowing base calculation but shall in such case be added together with any interest thereon to the indebtedness for borrowing base purposes on a per diem basis beginning 30 days after the date of execution of this agreement. Such fees shall be secured by all collateral delivered to Lender even if not included in the borrowing base calculation. Increases in the existing line of credit may be granted subject to conditions determined by Lender and points equal to two percent (2%) of the amount of the increase in the credit line. A standby fee of one quarter of one percent (.25%) per annum of the difference between the maximum loan amount as stated in paragraph one and the daily balance on the Loan during the prior month, shall accrue on a daily basis (without compounding) beginning six (6) months from the inception of this agreement or upon the first time that borrowings on the line exceed $375,000, whichever comes sooner and shall be paid by Borrower to Lender on the first business day of each month for the prior month. Upon termination, should termination occur, the standby fee accrued to that date shall be immediately paid. Provided, however, that the unused fee shall be waived in its entirety for the entire original term of this Agreement if at any point during such term, the Borrower has an unpaid secured balance in excess of 80% of the original maximum principal amount of this Agreement.

        21. Right of First Refusal. Borrower is obligated to offer Lender the right to purchase all or any part of any Note offered for sale by Borrower to a third party. Lender has three (3) business days to respond to Borrower after the terms of any written offer by a third party to Borrower has been presented in writing to Lender.

        22. Relationship Between the Parties. Borrower acknowledges that the relationship between lender and borrower is the relationship of debtor and creditor only. Lender is, and at all times will remain, an independent lender. Lender, its officers, directors, partners, servants, employees, assignees, and other representatives shall not, under any circumstances, be deemed to be partners, venturers, co-owners, or promoters of borrower for any purpose whatsoever unless other agreements establish such a relationship. Nothing in this agreement shall establish the relationship of a partnership, joint venture, or other form of business relationship in which fiduciary duties with respect to participants in such an organization or association could arise between lender and borrower.

        23. Representations and Warranties of Borrower. Borrower represents and warrants to Lender, now, and at all times during the term of this Agreement, that:

              A. All representations and statements of whatever nature made or delivered to Lender at any time prior to, contemporaneous with, or subsequent to this Agreement have been, are, or shall be true in all respects.

              B. Borrower is a C. corporation, in good standing in the State of Texas and is properly authorized and licensed to do business in every state in which it does business where authorization or licensure is required as a condition of doing business. As evidence of this fact, Borrower will provide the Lender a certificate of good standing at origination of this agreement. If a certificate is not provided by Borrower at or before the time this Agreement is executed, Lender may obtain the certificate and charge Borrower a fee of $50 plus cost for the acquisition of the certificate.

              C. If the business activities of Borrower described in paragraph 1 of this Agreement require Borrower to be licensed, all licenses have been obtained and are not subject, for any reason, to being revoked or suspended.

              D. Borrower has full and unencumbered title to all property relied upon by Lender as security and to all assets set forth in any financial statement, unless otherwise indicated in such statement.

              E. Borrower will keep its books and records in accordance with generally accepted accounting principles.

              F. Borrower will maintain management personnel satisfactory to Lender and will conduct its affairs in a manner consistent with sound business practices as measured by the nature of Borrower's business.

              G. No indulgence or failure of Lender to enforce any rights under this Agreement or under any other agreement between Borrower and Lender shall constitute a waiver of those terms by Lender.

              H. Borrower will promptly inform Lender of any fact or act which materially affects Borrower's financial condition.

              I. No provision, warranty or promise made by Borrower in any document related to this transaction causes any conflict whatsoever with the terms of any document related to any other transaction Borrower may be involved with, with any other person or entity.

              J. The business of Borrower shall be continued in its present form and at the address as shown on page one, and Borrower will not enter into a consolidation, merger, or permit a majority of its common stock to be transferred, or grant options which could result in such actions unless Lender is first notified and consents in writing to any such change.

         24. Governing Law. This Agreement shall be construed under the laws of Michigan.

         25. Time of Essence. Time is of the essence in the performance of this Agreement by Borrower.

         26. Modifications of Agreement. This Agreement may be modified only in writing.

         27. Entire Agreement. This Agreement constitutes the entire agreement between the parties relative to the Loan.

         28. Assignment. Borrower's rights and obligations under this Agreement are not assignable or otherwise transferable. Lender may freely assign or otherwise transfer this Agreement.

         29. Tax Liens. Lender shall at no time be obligated to make an advance on the Line of Credit to Borrower if a federal tax lien has been filed against Borrower or Guarantor and Borrower and Guarantor agree to give Lender immediate notice with respect to any federal or state tax lien filing affecting the Borrower or Guarantor or any of the Property of Borrower or Guarantor in any way.

    Lender:
    FIRST NATIONAL OF NORTH AMERICA, LLC
    a Michigan Limited Liability Company

    By:
       ---------------------------------
    Its
       ---------------------------------
    Date:
         -------------------------------

    Borrower:
    Austin Funding Corp.
    a Texas corporation

    By: /s/ GLENN A. LAPOINTE
       ---------------------------------
    Its President
       ---------------------------------
    Date: 12/29/98
         -------------------------------

    Guarantor:

     /s/ GLENN A. LAPOINTE
    ------------------------------------
    Glenn A. LaPointe

    Date: 12/29/98
         -------------------------------


    Guarantor:

     /s/ TERRY G. HARTNETT
    ------------------------------------
    Terry G. Hartnett

    Date: 12/29/98
         -------------------------------